The information in this preliminary prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.5

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE
NOTE OFFERINGS]1

SUBJECT TO COMPLETION, DATED [           ], 20[ ]

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(to Prospectus dated [           ], 20[ ])

$[    ]

Harris & Harris Group, Inc.

[    ]% [Insert ranking/conversion information] Notes due [           ]

Harris & Harris Group, Inc.®, is an internally managed non-diversified closed-end management investment company that has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940 (the “1940 Act”). For tax purposes, we have elected to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We focus on making investments in transformative companies enabled by disruptive science, particularly ones that are enabled by BIOLOGY+. We define our investment focus of BIOLOGY+ as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics. Our investment objective is to achieve long-term capital appreciation by making venture capital investments. We define venture capital investments as the money and resources made available to privately held and publicly traded small businesses that we believe have exceptional growth potential. Our investment approach is comprised of an examination of available opportunities, thorough due diligence and close involvement with and assistance provided to management of our portfolio companies. We are overseen by our Board of Directors and managed by our officers and have no external investment adviser.

We expect to invest a substantial portion of our assets in securities that we consider to be private venture capital equity investments. These private venture capital equity investments usually do not pay interest or dividends and typically are subject to legal or contractual restrictions on resale that may adversely affect the liquidity and marketability of such securities. Our investments generally do not produce current income, and we have not paid a cash dividend on our common stock since our 2000 fiscal year.

We are offering $[    ] in aggregate principal amount of [    ]% [Insert ranking/conversion information] notes due, which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.] [We are not required to make any principal payments on the Notes until the maturity date of the Notes.]

[The Notes will be our direct [un]secured obligations and rank pari passu, or equal in right of payment, with all outstanding and future [un]secured unsubordinated indebtedness issued by us. [We currently do not have any indebtedness outstanding that is subordinated to the Notes and have no intention of issuing any such subordinated indebtedness]. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and any indebtedness of any future subsidiaries may assert rights to be paid prior to the holders of the Notes. See the related disclosure in “Supplementary Risk Factors” beginning on page S[  ] of this prospectus supplement.]

[The Notes will not be rated by a rating agency and, as a result, the lack of a rating on the Notes may subject the Notes to greater price volatility.] [In addition, because we do not intend to have the Notes listed for trading on any securities exchange or otherwise, your ability to resell the Notes may be limited and the price obtained in connection with any such resale may be negatively impacted as a result thereof.]

An investment in our Notes is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Supplementary Risk Factors” on page [  ] of this prospectus supplement and “Risk Factors” beginning on page [  ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our Notes.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our Notes. Please read this prospectus supplement and the accompanying prospectus before investing in our Notes and keep each for future reference. We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). This information will be available free of charge by contacting us at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, NY 10018, by telephone at (212) 582-0900, or on our website at http://www.hhvc.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains information about us.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. Prospective investors should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the respective date of each. Our business, financial condition, results of operations and prospects may have changed since those dates.

	Per Share		Total
Public Offering Price	$	[ ]	$	[ ]
Sales Load (Underwriting Discounts and Commissions)	$	[ ]	$	[ ]
Proceeds to Harris & Harris Group (before expenses)	$	[ ]	$	[ ]

[The underwriters may also purchase up to an additional $[    ] total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within [           ] days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $[    ], the total underwriting discount (sales load) paid by us will be $[    ], and total proceeds, before expenses, will be $[    ].

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about [           ], 201[ ].

Prospectus Supplement dated [           ], 20[  ].

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is the prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. In particular, this prospectus supplement includes updated risk factors, financial data, portfolio holdings and their respective valuations, and other disclosure that is tailored to address the pertinent market and other conditions that are currently prevalent. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Supplementary Risk Factors” included in this prospectus supplement and “Available Information” and “Risk Factors” in the accompanying prospectus before investing in our Notes.

You should rely on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any dealer, salesman or other person to provide you with different information or to make representations as to matters not stated in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the respective front cover of this prospectus supplement and the accompanying prospectus. We will amend or supplement this prospectus supplement and the accompanying prospectus in the event of any material change to the information contained herein during the distribution period.

SUMMARY

The following summary contains basic information about the offering of our Notes pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of our Notes pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the Notes we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus and any updates or additions to those sections included in this prospectus supplement.

Except where the context suggests otherwise, the terms “Harris & Harris,” “Company,” “us,” “our” and “we” refer to Harris & Harris Group, Inc.® “Harris & Harris Group, Inc.” is a registered service mark. This prospectus supplement and the accompanying prospectus also include trademarks owned by other persons.

Overview

We are an internally managed non-diversified closed-end venture capital company that builds transformative companies from disruptive science. We have elected to be regulated as a BDC under the 1940 Act. For tax purposes, we have elected to be treated as a RIC under Subchapter M of the Code. We were incorporated under the laws of the state of New York in August 1981. Our investment objective is to achieve long-term capital appreciation by making venture capital investments. Generation of current income is a secondary objective. We define venture capital investments as the money and resources made available to privately held and publicly traded small businesses that we believe have exceptional growth potential. Our investment approach is comprised of a patient examination of available opportunities, thorough due diligence and close involvement with management of our portfolio companies. As a venture capital company, we invest in and offer managerial assistance to our portfolio companies, many of which, in our opinion, have significant potential for growth. We are overseen by our Board of Directors and managed by our officers and have no external investment advisor.

Our business model is simple. We help build transformative companies by being the first investors, building value in these companies over a multi-year period, realizing returns from our investments through acquisitions or initial public offerings (“IPOs”), and reinvesting some of the returns on our investments into new portfolio companies that can drive future growth. We believe our evergreen structure is a competitive advantage over traditional, time-limited venture capital private partnerships as most of those entities do not have permanent capital to invest in portfolio companies. We believe we are a unique company with our focus on being actively involved investors in the formation and building of early-stage companies founded on disruptive science as a liquid, publicly traded company.

Our investment focus has two primary characteristics: (1) we found, incubate and help build transformative companies from disruptive science and (2) we focus on BIOLOGY+ companies. We define our investment focus of BIOLOGY+ as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics. We focus on this intersection because we believe interdisciplinary innovation will be required in order to address many of the life science challenges of the future. As of [           ], 201[ ], [    ]% of the value of our venture capital portfolio is invested in BIOLOGY+ companies. Since 2008, more than 80% of our initial investments have been in BIOLOGY+ companies. Our focus on BIOLOGY+ is not a fundamental policy, and we will not be required to give notice to shareholders prior to making a change from this focus.

To the investor, we offer:

•	an established firm with a positive track record of investing in venture capital-backed companies as further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments and Current Investment Pace” on page [ ] of this prospectus supplement and page [ ] of the accompanying prospectus;
•	a team of professionals, including five full-time members of management, four of whom are designated as Managing Directors: Douglas W. Jamison, Daniel B. Wolfe, Misti Ushio and Alexei A. Andreev, to evaluate and monitor investments. These four professionals collectively have expertise in venture capital investing, intellectual property and BIOLOGY+-related disciplines;
•	access to disruptive science-enabled companies, particularly ones that are enabled by BIOLOGY+ that would otherwise be difficult to access or inaccessible for most current and potential shareholders;
•	an existing portfolio of companies at varying stages of maturity that provide for a potential pipeline of investment returns over time;
•	access to a vehicle that can invest opportunistically in a range of types of securities to take advantage of market inefficiencies;
•	access to venture capital investments in a vehicle that, unlike private venture capital firms, has permanent capital, is transparent and is liquid.

We have demonstrated that we have the ability to discover, diligence, invest, build and realize gains in transformative companies built from disruptive science. We spend a tremendous amount of time with these companies, often playing managerial roles in the earliest stages of their development. Our technical knowledge is important at this stage. Our success in building management teams and focusing on key market opportunities is critical at this stage. As these companies develop, we continue to invest in them, and we invite other investors with complementary skill-sets to invest and add value. In many of these companies, there is a round of capital that has an asymmetrical or outsized return potential compared to other rounds. By being in the companies early, and by recognizing this opportunity, we believe we have the potential to deliver outsized returns even though the investment time period may be long. We also believe we have an investment thesis and an interdisciplinary team that are difficult to replicate and give us a competitive advantage.

We identify investment opportunities primarily through three channels:

•	our involvement in BIOLOGY+-related fields;
•	research institutions, universities, and corporations that seek to transfer their scientific discoveries to the private sector; and
•	referrals from our portfolio companies; and

We review over 300 business opportunities per year, of which:

•	about 30% will qualify for an initial presentation;
•	about 5 – 10% will become the subject of formal due diligence; and
•	less than 2% will be voted upon by our investment team.

BIOLOGY+

Currently, we plan to focus all our efforts on building new companies enabled by our BIOLOGY+ thesis. The slide below identifies five fields within BIOLOGY+ that we are actively involved with and where we are continuing to look for future investment opportunities. A defining feature of our interdisciplinary team and our BIOLOGY+ focus is that many of these companies may intersect other areas of our interest as well.

There are very few people and very few venture capital firms still in existence that have the expertise to find, incubate and build these types of companies. The disruptive science comes from leading laboratories at premier research institutions. It takes time, experience and often partnerships with leading, global scientific companies to bring the technology to market. Our team, with scientific backgrounds in chemistry, biochemical engineering, physics, genetics and material science, is uniquely qualified to identify, diligence and invest in these opportunities.

Investment Opportunity

We believe our portfolio and the areas we are now investing in are positioned well for the critical high growth areas of the next decade and hold the potential to generate outsized returns for our shareholders in the mid and long-term. That said, realizing these returns requires that our portfolio companies and we have access to capital. The number of venture capital firms that invest in companies such as those that we seek to fund have decreased substantially in the past decade. This shift presents opportunities and challenges for us. The opportunities lie in the ability for us to dictate better terms and valuations that may lead to better returns on invested capital than otherwise might be available if the funding environment was more competitive than it is currently. The challenge is that without such capital being available from traditional funding sources and with regulatory and other structural issues in the capital markets that make it more difficult for small companies to access the public markets for capital, we are required to invest more capital than we otherwise may have been required to invest historically. While these challenges are not easy to overcome, we believe the balance of these two factors in terms of the potential for creating value for shareholders is currently weighted to the side of opportunity.

Our ability to raise capital to fund additional investments provides a number of possible benefits to our shareholders, including the following:

•	Greater number of and larger investment opportunities may be available with a larger capital base;
•	Additional capital may reduce our operating expenses per share;
•	Higher market capitalization and greater liquidity may make our common stock more attractive to investors;
•	Our ability to raise additional capital may help reduce or eliminate our stock price discount to net asset value.

[Estimated Net Asset Value

Our [           ], 20[ ] unaudited net asset value per share is estimated to be between $[    ] and $[    ]. On [           ], 20[ ], our valuation committee reviewed and made a determination with respect to the recommended fair value of our portfolio assets as of [           ], 20[ ] in accordance with our valuation policy. Our [           ], 20[ ] net asset value estimate is based on our valuation committee’s recommendation of the fair value of our portfolio investments as well as other factors, including expected operating expenses. We have provided an estimate of our [           ], 20[ ] net asset value per share because our board of directors has not yet determined our actual net asset value as of [           ], 20[  ]. The estimated [decrease/increase] in net asset value per share from [           ], 20[  ] to [           ], 20[ ] is primarily due to [           ]. Our actual net asset value for [           ], 20[ ] will be subject to the final determination by our board of directors. See “Determination of Net Asset Value” and “Risk Factors — Because there is generally no established market in which to value our investments, our Valuation Committee’s value determinations may differ materially from the values that a ready market or third party would attribute to these investments” in the accompanying prospectus.]1

Our Corporate Information

Our principal office is located at 1450 Broadway, 24th Floor, New York, NY 10018, and our telephone number is 212-582-0900.

Recent Developments

[    ]

[1]	This disclosure may be included to the extent that an offering is conducted following the end of a fiscal quarter, for which we have not made a final determination of net asset value, if and to the extent we have sufficient information available to reliably estimate net asset value for such quarter.

SPECIFIC TERMS OF OUR NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section and the “Description of Our Notes” section in this prospectus supplement outline the specific legal and financial terms of the Notes. You should read this section and the “Description of Our Notes” section in this prospectus supplement together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer
Harris & Harris Group, Inc.
Title of the securities
[ ]% [Insert ranking/conversion information] Notes due [ ]
Initial aggregate principal amount being offered
$[ ]

Overallotment option
The underwriters may also purchase from us up to an additional $[ ] aggregate principal amount of Notes to cover overallotments, if any, within [ ] days of the date of this prospectus supplement.
Initial public offering price
[ ]% of the aggregate principal amount
Principal payable at maturity
[ ]% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in [ ] as we may designate.
Type of Note
[Fixed/Floating] rate note
Interest rate
[ ]% per year
Day count basis
360-day year of twelve 30-day months
Original issue date
[ ], 201[ ]
Stated maturity date
[ ], 20[ ]
Date interest starts accruing
[ ]. 201[ ]
Interest payment dates
Each [ ], [ ], [ ] and [ ], commencing [ ], 201[ ]. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.
Interest periods
The initial interest period will be the period from and including [ ], 201[ ] to [ ], 201[ ] but excluding the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.
Record dates for interest
Each [ ], [ ], and [ ], commencing [ ], 201[ ].
[Additional Amounts Payable
List any additional amounts payable in respect of any tax, assessment or governmental charge.]

[Conversion/Exchange
List any provisions for convertibility or exchangeability of the debt securities into or for any other securities.]
Specified currency
U.S. Dollars
Place of payment
New York City
Ranking of Notes
The Notes will be our direct [un]secured obligations and will rank:
• pari passu (equally in right of payment) with our other outstanding and future senior [un] secured indebtedness, including [ ], which as of , 20 has an aggregate amount outstanding of $ [ ] million;

•

senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities[, including [ ] , which as of       , 20 has an aggregate amount outstanding of $ [ ] million;]. [We currently do not have any indebtedness outstanding that is subordinated to the Notes and have no intention of issuing any such subordinated indebtedness.]

•

effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness [, to which there is an aggregate of $ [ ] million outstanding as of       , 20 ];

•

effective subordination means that any right you have to participate in any distribution of our assets upon our liquidation or insolvency will be subject to the prior claims of our secured creditors; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including without limitation, $[ ] million of borrowings under our credit facilities. Structural subordination means that creditors of a parent entity, such as an investor in this offering, are subordinate to creditors of a subsidiary entity with respect to the subsidiary's assets.

[Collateral
Our obligations with respect to the Notes and the performance of all of our other obligations under the indenture governing the Notes will be secured equally and ratably with our obligations under any other pari passu debt by a [first/second] priority security interest over [describe assets over which security is being granted].]
Denominations
We will issue the Notes in denominations of $[ ] and integral multiples of $[ ] in excess thereof.
Business day
[Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.]
Optional redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after [ ], 201[ ], upon not less than [ ] days’ nor more than [ ] days’ written notice by mail prior to the date fixed for redemption thereof, at a redemption price of [[ ]% of the outstanding principal amount of the Notes/$[ ] per Note] plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to a written notice of redemption issued by us [and even though the Notes are listed for trading on the [name of securities exchange]]. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act, to the extent applicable, and any unredeemed Notes will have the same rights and be entitled to the same benefits that the Notes had prior to any such redemption. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act, and the rules, regulations, and interpretations promulgated thereunder, to the extent applicable.

If we redeem only some of the Notes, the Trustee or DTC, as applicable, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture governing the Notes, the rules of any national securities exchange or quotation system on which the Notes are listed, and the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
Sinking fund
The Notes will not be subject to any sinking fund. (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.
Repayment at option of Holders
Holders will not have the option to have the Notes repaid prior to the stated maturity date.
Defeasance
The Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. We are under no obligation to exercise any rights of defeasance.
Covenant Defeasance
The Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from the restrictive covenants under the indenture relating to the Notes. The consequences to the holders of the Notes is that, while they no longer benefit from the restrictive covenants under the indenture, and while the Notes may not be accelerated for any reason, the holders of Notes nonetheless are guaranteed to receive the principal and interest owed to them. We are under no obligation to exercise any rights of covenant defeasance.
Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, or DTC, or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.
Trustee, Paying Agent, Registrar and Transfer Agent
[ ]
[Other covenants
In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:]
[Listing
We intend to list the Notes on [ ] within [ ] days of the original issue date.]

Use of Proceeds
We plan to invest the net proceeds of this offering in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and accompanying prospectus. We expect to invest or reserve for potential follow-on investment the net proceeds of this offering within two years from completion of the offering. The net proceeds of this offering invested after two years will be used only for follow-on investments. Pending investment in portfolio companies, we intend to invest the net proceeds of this offering in time deposits and/or income-producing securities that are issued or guaranteed by the federal government or an agency of the federal government or a government-owned corporation, which may yield less than our operating expense ratio. We may also use the proceeds of this offering for operating expenses, including due diligence expenses on potential investments. Our portfolio companies rarely pay us dividends or interest, and we do not generate enough income from fixed income investments to meet all of our operating expenses. If we pay operating expenses from the proceeds, it will reduce the net proceeds of the offering that we will have available for investment. See “Use of Proceeds.”
Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SUPPLEMENTARY RISK FACTORS

Before you invest in our Notes, you should be aware of various risks, including those described below and under the section entitled “Risk Factors” beginning on page [  ] of the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our Notes. The risks set out below and in the accompanying prospectus are not the only risks we face. If any of the adverse events or conditions described below or in the accompanying prospectus occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value could decline, and you may lose all or part of your investment.

Risks Relating to the Notes

[The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that they may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy, or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of [           ], 201[ ] we had $[    ] million in outstanding indebtedness that is senior to the Notes. Certain amounts of this indebtedness are secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.]

[The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Harris & Harris Group, Inc. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future.

Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be subordinated structurally to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.]

The indenture under which the Notes will be issued contains limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	[issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt,

(3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes, and (4) securities, indebtedness, or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries[, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in each case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings];
•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness;
•	sell assets (other than certain limited restrictions on our ability to consolidate, merge, or sell all or substantially all of our assets);
•	enter into transactions with affiliates;
•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;
•	make investments; or
•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity except as required by the 1940 Act.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. [Although we expect the Notes to be listed on [    ],] we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects, and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

[Insert any additional relevant risk factors not included in the base prospectus.]

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Harris & Harris Group, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;
•	our business prospects and the prospects of our portfolio companies;
•	the impact of investments that we expect to make;
•	our contractual arrangements and relationships with third parties;
•	the dependence of our future success on the general economy and its impact on the industries in which we invest;
•	the ability of our portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our cash resources and working capital; and
•	the timing of cash flows, if any, from the operations and/or monetization of our positions in our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our equity investments in such portfolio companies,
•	an economic downturn could disproportionately impact the market sectors in which a significant portion of our portfolio is concentrated, causing us to suffer losses in our portfolio,
•	an inability to access the equity markets could impair our investment activities,
•	interest rate volatility could adversely affect our results, particularly if we opt to use leverage as part of our investment strategy, and
•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Risk Factors” beginning on page [  ] of the accompanying prospectus and in the section entitled “Supplementary Risk Factors” in this prospectus supplement. You should not place undue reliance on these forward-looking statements, which apply only as of the dates of this prospectus supplement and the accompanying prospectus, respectively. We assume no obligation to update any such forward-looking statements.

We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation. You are advised to consult any additional disclosures that we may make directly to you, including in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Securities Exchange Act of 1934, as amended, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus and the accompanying prospectus supplement, if any.

CAPITALIZATION

The following table sets forth:

•	our actual cash and capitalization as of [ ], 201[ ]; and
•	our cash and capitalization as adjusted to reflect the sale of $[ ] aggregate principal amount of Notes in this offering at the assumed public offering price of 100% of par, after deducting the estimated underwriting discounts and commissions of approximately [ ] payable by us.

This table should be read in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of [ ], 20[ ]
	Actual	As Adjusted
	(in thousands)	(in thousands)
Assets:
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Credit Facility	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Net Assets:
Common stock, par value $0.01 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$
[Preferred Stock, par value $0.10 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$ ]
Capital in excess of par value		$
Net realized gains on investments		$
Net unrealized appreciation on investments		$
(Distributions in excess of) undistributed net investment income		$
Total Net Assets		$
Total Capitalization

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of $[    ] million aggregate principal amount of Notes in this offering will be approximately $[    ] million, or approximately $[    ] million if the underwriters fully exercise their over-allotment option, in each case assuming a public offering price of 100% of par, after deducting the underwriting discounts and commissions of $[    ] million, or approximately $[    ] million if the underwriters fully exercise their overallotment option, payable by us and estimated offering expenses of approximately $[    ] payable by us.

We plan to invest the net proceeds from this offering in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus. We expect to invest or reserve for potential follow-on investment the net proceeds of any offering within two years from the completion of such offering. The net proceeds of this offering invested after two years will only be used for follow-on investments. Pending investment in portfolio companies, we intend to invest the net proceeds of any offering of our Notes in time deposits and/or income-producing securities that are issued or guaranteed by the federal government or an agency of the federal government or a government-owned corporation, which may yield less than our operating expense ratio. We may also use the proceeds of this offering for operating expenses, including due diligence expenses on potential investments. Our portfolio companies rarely pay us dividends or interest, and we do not generate enough income from fixed income investments to meet all of our operating expenses. If we pay operating expenses from the proceeds, it will reduce the net proceeds of the offering that we will have available for investment. We cannot assure you we will achieve our targeted investment pace. Pending such investments, we will invest the net proceeds of any such offering primarily in cash, cash equivalents, U.S. government securities and other high-quality debt investments. See “Use of Proceeds” in the accompanying prospectus.

SELECTED FINANCIAL AND OTHER DATA

The selected financial and other data below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and in the accompanying prospectus. Financial information at and for the fiscal years ended [December 31, 2014, 2013, 2012, 2011 and 2010] is derived from our financial statements that were audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Historical data is not necessarily indicative of the results to be expected for any future period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and in the accompanying prospectus for more information.

[Insert selected financial data]

RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Supplementary Risk Factors” and “Forward-Looking Statements and Projections” appearing elsewhere in this prospectus supplement and under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus.

[Insert from most recent periodic filing]

SENIOR SECURITIES

Information about our senior securities is shown in the following table for the periods as of [December 31, 2014, 2013, 2012, 2011, 2010, 2009, 2008, 2007, 2006 and 2005]. The information for the periods ended [December 31, 2014, 2013, 2012, 2011, 2010, 2009, 2008, 2007, 2006 and 2005] has been derived from our audited financial statements for these periods. The report of PricewaterhouseCoopers LLP on the senior securities table as of [           ], 201[ ] is attached as an exhibit to the registration statement of which this prospectus is a part. The “ — ” indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

[Insert senior securities table at time of offering]

DESCRIPTION OF OUR NOTES

[Insert description of Notes]

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding federal income tax consequences of an investment in the Notes.]

UNDERWRITING

[    ] is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of Notes set forth opposite the underwriter’s name.

Underwriters	Notes
[ ]
Total	[ ]

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes (other than those covered by the over-allotment option described below) if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed [[    ]% of the aggregate principal amount of the Notes/$[    ] per Note]. The underwriting discount of $[    ] is equal to [    ]% of the initial offering price of the Notes. If all of the Notes are not sold at the initial offering price, the representative may change the public offering price and other selling terms.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $[    ] aggregate principal amount of the Notes offered hereby at the public offering price. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional Notes approximately proportionate to that underwriter’s initial purchase commitment.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. The sum of all compensation to the underwriters in connection with this offering of Notes, including the underwriting discount, will not exceed 10% of the total public offering price of the Notes sold in this offering.

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities. The Notes are a new issue of securities with no established trading market. We intend to list the Notes on [    ]. We expect trading in the Notes on to begin within [    ] days after the original issue date. Currently there is no public market for the Notes.

Certain underwriters may make a market in the Notes. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the Notes as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus supplement must be delivered, with offers and sales of the Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering, [           ], on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Notes in excess of the number of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of Notes made in an amount up to the number of Notes represented by the underwriters’ overallotment option. In determining the source of Notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Notes available for purchase in the open market as compared to the price at which they may purchase Notes through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of Notes in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of Notes in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Notes in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when [    ] repurchases Notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of Notes. They may also cause the price of Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the [    ], or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $[    ].

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of Notes to underwriters for sale to their online brokerage account holders. The representative will allocate Notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Notes may be sold by the underwriters to securities dealers who resell Notes to online brokerage account holders.

Certain underwriters may perform investment banking and advisory services for us and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

[Additional Underwriter Compensation,

[to be provided as applicable]]

The principal business address of [    ] is [    ].

LEGAL MATTERS

Certain legal matters in connection with the Notes offered hereby will be passed upon for us by Schulte Roth & Zabel LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by [    ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of [    ] and [    ] and for each of the years then ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities being offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information is also available free of charge by contacting us at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, NY 10018, by telephone at (212) 582-0900, or on our website at http://www.hhvc.com.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements from most recent quarter]

Harris & Harris Group, Inc.

[    ]% [Insert ranking/conversion information] Notes due [    ]

[PRELIMINARY] PROSPECTUS SUPPLEMENT

[           ], 201[ ]